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                                                                 Exhibit 99.1

THURSDAY JUNE 29, 4:19 PM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: INTRAWARE, INC.

INTRAWARE ENTERS INTO AGREEMENTS TO RAISE $25 MILLION IN FINANCING

ORINDA, Calif., June 29 /PRNewswire/ -- Intraware, Inc. (Nasdaq: ITRA -
NEWS), the leading IT e-marketplace for web-based software and services, today announced that it has entered into agreements to raise $25 million in financing from a group of institutional investors including Marshall Capital, an affiliate of Credit Suisse First Boston, the investment bank that led the company's IPO in February of 1999. Under the terms of the financing agreements, the company will issue three classes of preferred stock that will be convertible into the company's common stock at a 120% premium to the average closing bid price for the common stock during three separate month-long pricing periods beginning July 5, 2000. Intraware shall redeem portions of the preferred stock in the event that the company's common stock falls below $12.50 during the pricing periods. The preferred stock must be converted into common stock after two years and entitles the investors to a 9% annual dividend, payable in cash or registered stock at the option of the company, while the preferred stock remains outstanding. In addition, the company has agreed to issue warrants to the investors to purchase up to $10 million worth of common stock at an exercise price 120% over the average of the company's closing bid price during the three pricing periods. The company has agreed to file a registration statement with the SEC registering the resale of the common stock to be issued under the financing agreements. The company plans to file a Form 8-K with the SEC containing more details on this financing. The company expects to close the transaction Friday, June 30, 2000.
About Intraware
Intraware, Inc. is the leading IT e-marketplace for web-based software and services. Intraware's services allow IT professionals to control the business software life cycle online-from research and evaluation, through purchase, training, and deployment, to updates and management. The company provides objective technical research; in-depth software analysis; an extensive selection of software, training, and resources; and a comprehensive software delivery, update, and management system. Intraware's unique spectrum of innovative Internet-based services has attracted strategic relationships with industry-leading vendors including Allaire Corporation, Bluestone Software, Inc., Computer Associates International, Inc., Commerce One, Inc., Hewlett-Packard Company, Informix Corporation, Infoseek, Interwoven, Inc., Macromedia, Inc., Novell, Inc., Oracle Corporation, PeopleSoft, Inc., Sun-Netscape Alliance, Sybase, Inc. and Vignette Corporation. Intraware is a publicly-held company with headquarters located at 25 Orinda Way, Orinda, California 94563. Phone: 925-253-4500; Fax: 925-253-4599.
http://www.intraware.com.
Forward Looking Statements
The statements in this news release referring to Intraware's agreements regarding the preferred stock financing and other statements in this release which are not historical facts, may be deemed to be forward-looking statements involving a number of risk factors and uncertainties. There can be no assurance that the transaction will close in a timely manner, if at all. Factors that could cause actual results to differ materially from those anticipated in this news release include breach of any of the financing documents by the company or the investors, violation by the company of certain covenants and conditions contained in the financing documents and the exercise of redemption rights by the investors under certain limited circumstances. Further information on potential factors that could affect Intraware's financial results is included in Intraware's Form 10-K for the 2000 fiscal year filed with the Securities and Exchange Commission (SEC). Copies of this and other Intraware filings with the SEC are available from Intraware without charge or online at http://www.intraware.com/intraware/corporate/investor/index.html.
NOTE: Intraware is a registered trademark of Intraware, Inc. All other company, product and service names mentioned herein may be trademarks of their respective owners.

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CONTACT: Pierre Hirsch, 510-597-4842, or pierre@intraware.com, or Carole
Sinclair, 510-597-4896, or carole@intraware.com, both of Intraware, Inc.; or Julie Connolly of Ruder Finn, 415-348-2734, or connollyj@ruderfinn.com, for Intraware, Inc.
SOURCE: INTRAWARE, INC.